STOCK PURCHASE AGREEMENT

BY AND AMONG

Jingwei International Limited，

New Yulong Information Technology Co. Ltd.,

AND

Mr. George Du

DATED AS OF SEPTEMBER 23, 2011

     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of September 23, 2011，by and among Jingwei International Limited, a Nevada corporation (the "Company"), New Yulong Information Technology Co. Ltd. (“New Yulong IT”), a corporation registered in Shenzhen, China and a subsidiary of the Company (the “Seller”), and Mr. George Du (the “Purchaser”).

RECITALS

A.
The Boards of Directors of the Company and New Yulong IT desire to  sell to the Purchaser all of the outstanding equity interests in Beijing New Media Advertising Co. Ltd. (“Beijing New Media”), which is engaged in creating, planning and handling advertising, as well as providing branding strategy and sales promotions for its clients;

B.
The Purchaser desires to purchase from Seller all of the assets, liabilities and business of Beijing New Media, as set forth below and in the attached schedules, upon the terms and subject to the conditions hereinafter set forth;

C.
The sale of Beijing New Media shall be effected through a sale of Beijing New Media shares by the Seller in accordance with the terms of this Agreement and the related Chinese corporation laws, as a result of which Beijing New Media shall cease to be a wholly owned subsidiary of the Seller and the Company;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the Company, the Seller and Purchaser agree as follows:

ARTICLE I
THE TRANSACTION

1.1    Purchase and Sale.  Upon the terms of this Agreement, at the closing date set forth in this Agreement, the Seller shall sell, convey, transfer, assign and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, all of the Beijing New Media shares free and clear of all liens.

1.2    Purchase Price.  The Company, the Seller and the Purchaser hereby agree to the following terms and conditions with respect to the Transaction:

(a)	The Purchaser shall pay a purchase price of $858,149, which is equal to the net book value of Beijing New Media as of June 30, 2011 (the “Purchase Price”);
(b)	The Purchase Price shall be paid in full at Closing, by wire transfer of immediately available funds to an account designated by Seller in writing prior to Closing;

1.3  Delivery of Company Shares.

(a)           At or prior to the Closing, the Seller and the Purchaser shall jointly prepare and cause to be filed with the State Administration for Industry & Commerce of the People's Republic of China applications for registration changes in Articles of Incorporation, legal representative and business license of Beijing New Media, in such form in accordance with the relevant Chinese corporate laws.

The Transaction shall become effective upon the approval of the above mentioned registration changes. The date of registration change in Articles of Incorporation is referred to herein as the “Closing Date”.

(b)           Upon the approval of the registration changes described in Section 1.3(a), Beijing New Media shall cease to be a wholly owned subsidiary of the Seller and the Company.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller provides the key representations and warranties set forth below with respect to the Transaction.

2.1 Organization and Qualification

Beijing New Media is a corporation duly incorporated, validly existing and in good standing under the law of China. The copies of Beijing New Media's certificate of incorporation and bylaws, each as amended to date and each hereto made available to the Purchaser, are complete and correct, and no amendments thereto are pending. Beijing is duly licensed and qualified to do business and in good standing in each jurisdiction, in which the operation of its business makes such licensing or qualification to do business necessary.

 2.2 No Undisclosed Liabilities

Except as disclosed in Beijing New Media financial statements as of June 30, 2011, Beijing New Media does not have any liabilities (whether accrued, absolute, contingent or otherwise) of a type that would be required by GAAP to be reflected on a consolidated balance sheet of Beijing New Media, except for liabilities that, individually or in the aggregate, would not result in above RMB 10,000, or USD 1,547 as of August 31, 2011.

2.3 Tangible Assets.

                     All material items of tangible property contain no material defects and are in good operating condition and repair, subject to normal routine wear and maintenance, are usable in the regular and ordinary course of business, and conform in their current condition to all applicable laws, ordinances, codes, rules and regulations, and authorizations relating to their construction, use and operation, without any need for capital improvements or other modification or alteration.

2.4 Accounts Receivable.

                     Each of the Accounts Receivables included in the financial statements of Beijing New Media as of June 30, 2011 represents a valid obligation arising from services rendered or products sold in the ordinary course of business of Beijing New Media. Each reported Intercompany Account Receivable can be fully collected before September 30, 2011. Unless paid prior to Closing, the Accounts Receivables are or will be as of Closing current and collectible. None of the Accounts Receivables is subject to any right of offset or reduction and Seller is the sole beneficial and legal owner of all Accounts Receivables and none

ARTICLE III
EXPENSES

3.1 Expenses.

(a)
All out-of-pocket expenses related to the preparation, negotiation, execution and performance of this Agreement, and the transactions contemplated hereby, and the closing thereof, which are estimated to be insignificant, shall be paid by the Seller.

(b)	In case the out-of-pocket expenses in total exceed RMB 10,000 or USD 1,547, the amount above RMB 10,000 or USD 1,547 shall be borne by the Seller and the Purchaser equally.

3.2 Governing Law

This Agreement shall be construed in accordance with and governed by the laws of the People’s Republic of China without giving effect to the conflict of laws principles thereof. In case of disputes between the Seller and the Purchaser, both sides should try to negotiate their own settlement.

IN WITNESS WHEREOF, the Company, the Seller and the Purchaser have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

JINGWEI INTERNATIONAL LIMITED

By:	/s/ Yong Xu

Name:	Yong Xu

Title:	Chief Financial Officer

NEW YULONG INFORMATION TECHNOLOGY CO. LTD.

By:	/s/ Yong Xu

Name:	Yong Xu

Title:	Chief Financial Officer

MR. GEORGE DU

By:	/s/ George Du